 As filed with the Securities and Exchange Commission on May 29, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Ares Management, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	80-0962035
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

(Address, including zip Code, of Principal Executive Offices)

Ares Management, L.P. 2014 Equity Incentive Plan

(Full title of the plan)

Michael D. Weiner

c/o Ares Management, L.P.

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

(310) 201-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philippa M. Bond

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, California 90067

Tel (310) 557-2900

Fax (310) 557-2193

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Shares	5,569,339	$21.325	$118,766,154	$14,786.39

(1)         This Registration Statement covers 5,569,339 common shares (the “Common Shares”) representing limited partner interests of Ares Management, L.P. (the “Partnership”) available for issuance under the Ares Management, L.P. 2014 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding Common Shares or shares issuable pursuant to awards granted under the Plan.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) under the Securities Act on the basis of $21.325 per Common Share, which is the average of the high and low price per Common Share as reported by the New York Stock Exchange on May 29, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 5,569,339 Common Shares of the Partnership reserved for issuance under the Plan. These additional Common Shares are additional securities of the same class as other securities for which an original registration statement (File No. 333-195627) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2014, an additional registration statement (File No. 333-202901) was filed with the Commission on March 20, 2015 and an additional registration statement (File No. 333-218063) was filed with the Commission on May 17, 2017. These additional Common Shares have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Partnership pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a) The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 1, 2018.

(b) The Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed on May 7, 2018.

(c) The Partnership’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on March 8, 2018.

(d) The Partnership’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on April 9, 2018.

(e) The Partnership’s registration statement on Form 8-A/A, dated March 1, 2018, filed pursuant to Section 12(b) of the Exchange Act, relating to the Partnership’s Common Shares.

All documents filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Partnership discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Partnership may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The partnership agreement of the Partnership provides that in most circumstances the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: (i) Ares Management GP LLC (the “General Partner”); (ii) any departing general partner; (iii) any person who is or was a tax matters partner, member, manager, officer or director of the General Partner or any departing general partner; (iv) any member, manager, officer or director of the General Partner or any departing general partner who is or was serving at the request of the General Partner or any departing general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or advisor of another person; (v) any person who controls the General Partner or any departing general partner; (vi) any person who is named in Form S-1 filed by the Partnership on April 22, 2014 as being or about to become a director of the General Partner; or (vii) any person designated by the General Partner as an indemnitee in its sole and absolute discretion.

The Partnership agrees to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. The Partnership also agrees to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the Partnership’s assets. The General Partner is not personally liable for, nor has any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described in clause (iv) above shall be secondary to any indemnification such person is entitled from another person or the relevant fund of the Partnership to the extent applicable. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for the Partnership’s activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under the partnership agreement of the Partnership.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Document

4.1	Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 of the Form 10-K filed by the Partnership on February 29, 2016 (File No. 001-36429))

4.2	Third Amended and Restated Agreement of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.2 of the Form 10-K filed by the Partnership on March 1, 2018 (File No. 001-36429))

4.4

Third Amended and Restated Agreement of Limited Liability Company of the General Partner of the Registrant (incorporated by reference to Exhibit 99.1 of the Form 10-Q filed by the Partnership on May 7, 2018 (File No. 001-36429))

5.1*	Opinion of Proskauer Rose LLP

10.1	2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Form 10-Q filed by the Partnership on May 7, 2018 (File No. 001-36429))

10.2	Form of Restricted Unit Agreement under the 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of the Form 10-Q filed by the Partnership on May 7, 2018 (File No. 001-36429))

10.3

Form of Deferred Restricted Unit Agreement under the 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 of the Form 10-Q filed by the Partnership on May 7, 2018 (File No. 001-36429))

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Proskauer Rose LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on May 29, 2018.

ARES MANAGEMENT, L.P.

By:	Ares Management GP LLC

Its General Partner

By:	/s/ Michael J Arougheti
	Name:	Michael J Arougheti
	Title:	Co-Founder, Chief Executive Officer & President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Michael J Arougheti, Michael R. McFerran and Michael D. Weiner, and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Antony P. Ressler	Executive Chairman & Co-Founder	May 29, 2018
Antony P. Ressler

By:	/s/ Michael R. McFerran	Partner, Chief Financial Officer & Chief Operating Officer	May 29, 2018
Michael R. McFerran

By:	/s/ Michael J Arougheti	Director, Co-Founder, Chief Executive Officer & President	May 29, 2018
Michael J Arougheti

By:	/s/ David B. Kaplan	Director, Co-Founder & Partner	May 29, 2018
David B. Kaplan

By:	/s/ John H. Kissick	Director & Co-Founder	May 29, 2018
John H. Kissick

By:	/s/ Bennett Rosenthal	Director, Co-Founder & Partner	May 29, 2018
Bennett Rosenthal

By:	/s/ Paul G. Joubert	Director	May 29, 2018
Paul G. Joubert

By:	/s/ Michael Lynton	Director	May 29, 2018
Michael Lynton

By:	/s/ Dr. Judy D. Olian	Director	May 29, 2018
Dr. Judy D. Olian